Exhibit 10.2

EXECUTION COPY

PURCHASE AND SALE AGREEMENT

dated as of January 10, 2013

between

THE ORIGINATORS FROM TIME TO TIME PARTIES HERETO,

as Originators

and

TARGA RECEIVABLES LLC

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SCHEDULES
Schedule I	List of Originators
Schedule II	State of Organization of Originators
Schedule III	Location of Books and Records of Originators
Schedule IV	Prior Names
Schedule V	Excluded Receivables

EXHIBITS
Exhibit A	Form of Company Note
Exhibit B	Form of Joinder Agreement

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This PURCHASE AND SALE AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), dated as of January 10, 2013 is entered into between THE ORIGINATORS (as defined below) FROM TIME TO TIME PARTIES HERETO, and TARGA RECEIVABLES LLC, a Delaware limited liability company (the “Company”).

BACKGROUND:

1. The Company is a special purpose limited liability company, all of the issued and outstanding membership interests of which are owned by TARGA LIQUIDS MARKETING AND TRADE LLC (“TLMT”), an Originator;

2. The Originators generate Receivables in the ordinary course of their business;

3. The Originators wish to sell Receivables to the Company, and the Company is willing to purchase Receivables from the Originators, on the terms and subject to the conditions set forth herein;

4. TLMT wishes to contribute Receivables to the Company, and the Company is willing to accept the contribution of Receivables from TLMT, on the terms and subject to the conditions set forth herein; and

4. The Originators and the Company intend the transactions hereunder to be a true sale or absolute contribution, as applicable, of Receivables by the Originators to the Company, providing the Company with the full benefits of ownership of the Receivables, and the Originators and the Company do not intend the transactions hereunder to be a loan from the Company to the Originators.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

DEFINITIONS

Unless otherwise indicated herein, capitalized terms used and not otherwise defined in this Agreement are defined in Exhibit I to the Receivables Purchase Agreement, dated as of the date hereof (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Receivables Purchase Agreement”), among the Company, as Seller, Targa Resources Partners LP, as Servicer (in such capacity, the “Servicer”), the various Conduit Purchasers from time to time party thereto, the various Committed Purchasers from time to time party thereto, the various Purchaser Agents from time to time party thereto, the various LC Participants from time to time party thereto, and PNC Bank, National Association, as Administrator and LC Bank. In addition, the following terms shall have the following meanings:

“Agreement” has the meaning specified in the first paragraph hereof.

“Article 9” has the meaning specified in Section 1.5 of this Agreement.

“Closing Date” means (i) with respect to TLMT, January 10, 2013 and (ii) with respect to any other Originator, the day on which such Originator is added as an “Originator” hereunder pursuant to Section 4.3.

“Collections” means, with respect to any Receivable: (a) all funds that are received by an Originator, the Company or the Servicer in payment of any amounts owed in respect of such Receivable (including purchase price, finance charges, interest and all other charges), or applied to amounts owed in respect of such Receivable (including insurance payments and net proceeds of the sale or other disposition of repossessed goods or other collateral or property of the related Obligor or any other Person directly or indirectly liable for the payment of such Receivable and available to be applied thereon) and (b) all Deemed Collections.

“Company” has the meaning specified in the first paragraph of this Agreement.

“Company Note” has the meaning specified in Section 3.1 of this Agreement.

“Deemed Collections” means any Collections deemed received from the applicable Originator equal to on any day (i) all Dilutions and (ii) the aggregate Outstanding Balance of all Receivables as to which any of the representations or warranties in Section 5.12 or 5.19 of this Agreement is not true.

“Dilution” means the portion of any Sold Receivable which is (i) reduced or cancelled as a result of any of the events described in Section 1.4(e)(i)(A) of the Receivables Purchase Agreement or (ii) subject to any specific dispute, offset, counterclaim or defense whatsoever (except the discharge in bankruptcy of the Obligor thereof).

“Excluded Receivable” means, from time to time, each Receivable identified as such on Schedule V, as such Schedule may be amended, modified or supplemented from time to time in accordance with Section 1.6(b) or (c).

“Joinder Agreement” has the meaning specified in clause (a) of Section 4.3 of this Agreement.

“Originator” and “Originators” means each Person listed in Schedule I to this Agreement, as such Schedule may be revised from time to time in accordance with Section 4.3 of this Agreement.

“Originator Material Adverse Effect” means, with respect to any Originator, (a) a material adverse effect on the business, operations, assets, liabilities (actual or contingent) or financial condition of Targa and its Restricted Subsidiaries, taken as a whole, (b) a material adverse effect on the ability of such Originator to perform its obligations under any Transaction Document to which such Originator is a party, (c) a material adverse effect on the rights and remedies of the Company, the Administrator, the Purchaser Agents or the Purchasers, as applicable under any Transaction Document or (d) a material adverse effect on the status, perfection, enforceability or priority of the Company’s or the Administrator’s, any Purchaser’s or any Purchaser Agent’s interest in the Sold Receivables or Related Security with respect thereto.

“Payment Date” means, with respect to any Originator, (a) the Closing Date and (b) each Business Day thereafter.

“Purchase and Sale Indemnified Party” has the meaning specified in Section 9.1 of this Agreement.

“Purchase and Sale Relevant Amounts” has the meaning specified in Section 9.1 of this Agreement.

“Purchase and Sale Termination Date” has the meaning specified in Section 1.4 of this Agreement.

“Purchase and Sale Termination Event” has the meaning specified in Section 8.1 of this Agreement.

“Purchase Facility” has the meaning specified in Section 1.1 of this Agreement.

“Purchase Price” has the meaning specified in Section 2.1 of this Agreement.

“Receivable” means any right to payment from a Person pursuant to a Contract, whether constituting an “account,” “chattel paper,” “payment intangible,” “instrument” or “general intangible” (each, as defined in the UCC), arising from the sale of goods and/or provision of services by the applicable Originator, and includes, without limitation, the obligation to pay any finance charges, fees and other charges with respect thereto, including, without limitation, with respect to any Unbilled Receivables, 100% of the amount to be or thereafter invoiced to any related Obligor.

“Receivables Purchase Agreement” has the meaning specified in the first paragraph of this Definitions section.

“Related Rights” has the meaning specified in the last paragraph of Section 1.1 of this Agreement.

“Related Security” means, with respect to any Receivable:

(a) all of the applicable Originator’s interest in any goods (including returned goods), and documentation of title evidencing the shipment or storage of any goods (including returned goods), the sale of which gave rise to such Receivable,

(b) all instruments and chattel paper that may evidence such Receivable,

(c) all other security interests or liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all UCC financing statements or similar filings relating thereto, and

(d) to the extent applicable to such Receivable, all of the applicable Originator’s rights, interests and claims under the Contracts relating to such Receivable, and all guaranties, indemnities, insurance and other agreements (including the related Contract), supporting obligations (as defined in the UCC) or arrangements of whatever character from time to time supporting or securing payment of such Receivable (including all Eligible Supporting Letters of Credit, if any) or otherwise relating to such Receivable, whether pursuant to the Contract related to such Receivable or otherwise.

“Schedule of Excluded Receivables” has the meaning specified in Section 1.6(d) of this Agreement.

“Servicer” has the meaning specified in the first paragraph of this Definitions section.

“Sold Receivable” means, with respect to any Originator, a Receivable sold or contributed hereunder to the Company by such Originator.

“TLMT” has the meaning specified in paragraph 1 of the Background statements to this Agreement.

“Unmatured Purchase and Sale Termination Event” means an event that, with the giving of notice or lapse of time, or both, would constitute a Purchase and Sale Termination Event.

ARTICLE I

AGREEMENT TO PURCHASE AND SELL; CONTRIBUTIONS OF RECEIVABLES

Section 1.1. Agreement To Purchase and Sell; Contributions of Receivables. On the terms and subject to the conditions set forth in this Agreement, each Originator hereby sells (or, in the case of TLMT, contributes or sells) to the Company, and the Company hereby purchases or, in the case of contributions, accepts from such Originator, from time to time on or after the Closing Date, but before the Purchase and Sale Termination Date, all of such Originator’s right, title and interest in and to:

(a) each Receivable other than Excluded Receivables generated by such Originator prior to the Purchase and Sale Termination Date, whether now existing or hereafter created by such Originator;

(b) all rights to, but not the obligations of, such Originator under all Related Security with respect to any of the foregoing Receivables;

(c) all monies due or to become due to such Originator with respect to any of the foregoing;

(d) all books and records of such Originator to the extent related to any of the foregoing, together with all rights (but not obligations) of such Originator under the Contracts with respect to such Receivables to which such Originator is a party;

(e) all Collections and other proceeds (as defined in the UCC) of any of the foregoing (including, without limitation, invoice price, finance charges, interest and all other charges) received by (or for the account of) such Originator in respect of any of the foregoing (including, without limitation, net proceeds of sale or other disposition of repossessed goods or other collateral or property of the Obligors in respect of any of the above Receivables or any other parties directly or indirectly liable for payment of such Receivables); and

(f) all right, title and interest (but not obligations) in and to the Lock-Box Accounts and all financial assets (as defined in the UCC) or other property from time to time credited thereto.

All purchases and contributions hereunder shall be made without recourse, but shall be made pursuant to, and in reliance upon, the representations, warranties and covenants of such Originator set forth in this Agreement and each other Transaction Document to which such Originator is a party. No obligation or liability to any Obligor on any Receivable is intended to be assumed by the Company hereunder, and any such assumption is expressly disclaimed. The Company’s foregoing commitment to purchase Receivables and the proceeds and rights described in clauses (b) through (f) (collectively, the “Related Rights”) is herein called the “Purchase Facility.”

Section 1.2. Timing of Purchases and Contributions.

(a) Closing Date Purchases and Contributions. Each Originator’s entire right, title and interest in (i) each Receivable other than Excluded Receivables that existed and was owing to such Originator on the Closing Date for such Originator and (ii) all Related Rights with respect thereto automatically shall be deemed to have been sold or contributed, as applicable, by such Originator to the Company on the Closing Date.

(b) Subsequent Purchases and Contributions. After the Closing Date for any Originator, on each Business Day until the Purchase and Sale Termination Date, each Receivable other than Excluded Receivables and the Related Rights with respect thereto generated by such Originator shall be deemed to have been sold or contributed, as applicable, by such Originator to the Company immediately (and without further action) upon the creation of such Receivable.

Section 1.3. Consideration for Purchases. On the terms and subject to the conditions set forth in this Agreement, the Company agrees to pay the applicable Purchase Price to the applicable Originator in accordance with Article III and to reflect all capital contributions in accordance with Section 3.2(b).

Section 1.4. Purchase and Sale Termination Date. The “Purchase and Sale Termination Date” shall be the date the Purchase Facility is terminated with respect to all Originators pursuant to Section 8.2.

Section 1.5. Intention of the Parties; Recharacterization. It is the express intent of each Originator and the Company that each conveyance by such Originator to the Company pursuant to this Agreement of any Receivables and Related Rights, including, without limitation, all Sold Receivables, if any, constituting “accounts,” “chattel paper,” “payment intangibles,” “instruments” or “general intangibles” (each as defined in the UCC), be construed as a valid and perfected sale or contribution, as the case may be, and absolute assignment (without recourse except as provided herein) of such Receivables and Related Rights by such Originator to the Company (rather than the grant of a security interest to secure a debt or other obligation of such Originator) and that the right, title and interest in and to such Receivables and Related Rights conveyed to the Company be prior to the rights of and enforceable against all other Persons at any time, including, without limitation, lien creditors, secured lenders, purchasers and any Person claiming through such Originator. The parties acknowledge that an outright sale of receivables and interests in receivables is governed by Article 9 of the UCC (“Article 9”), notwithstanding that such a sale is not intended for security. The parties also acknowledge that, as a drafting convention under Article 9, terms used under Article 9 for secured transactions also apply to outright sales of receivables, including “debtor,” which applies to a seller of receivables, “secured party,” which applies to a buyer of receivables, and “security interest,” which applies to the buyer’s outright ownership interest. Thus, such terms, and other terms used in Article 9, will apply to this Agreement, and may be used in this Agreement or in connection with this Agreement and such use does not affect the nature of the outright sale or contribution hereunder of the Receivables by the Originators to the Company. Thus, under the Article 9 drafting convention, the outright sale or contribution of the Sold Receivables may be described as a transaction by which the Originators have granted to the Company a security interest in, among other things, the Sold Receivables. However, if, contrary to the mutual intent of the parties, any conveyance hereunder of Receivables and Related Rights is not construed to be both a valid and perfected sale and absolute assignment of such Receivables and Related Rights, and a conveyance of such Receivables and Related Rights that is prior to the rights of and enforceable against all other Persons at any time, including, without limitation, lien creditors, secured lenders, purchasers and any Person claiming through any Originator, then, it is the intent of such Originator and the Company that (i) this Agreement also shall be deemed to be, and hereby is, a security agreement within the meaning of the UCC; and (ii) such Originator shall be deemed to have granted to the Company as of the date of this Agreement, and such Originator hereby grants to the Company, a security interest in, to and under, all of such Originator’s right, title and interest in and to each Receivable other than Excluded Receivables generated by such Originator and all Related Rights with respect thereto, whether now existing or hereafter created by such Originator.

Section 1.6. Excluded Receivables.

(a) Notwithstanding anything to the contrary herein, no Receivable that constitutes an Excluded Receivable is being, or shall be, sold, contributed or otherwise transferred by any Originator to the Company hereunder until such time (if any) when such Receivable ceases to constitute an Excluded Receivable. Immediately upon any such Receivable ceasing to constitute an Excluded Receivable (including in connection with any amendment to Schedule V hereto pursuant to clause (c) below), the applicable Originator shall be deemed to have sold or contributed, as applicable, to the Company, all of such Originator’s right, title and interest in and to such Receivable and all Related Rights with respect thereto as set forth in Section 1.1.

(b) From time to time, subject to the last sentence of this Section 1.6(b), any Originator (or the Servicer on its behalf) may deliver (which delivery shall be in writing or in the form of an electronic spreadsheet or similar file acceptable to the Company and the Administrator, each in its sole discretion) to the Company, the Administrator and each Purchaser Agent a replacement for Schedule V hereto (which shall be substantially in the form of the prior Schedule V hereto) that adds one or more Receivables to Schedule V. Effective on the date on which all of the consents required by the immediately succeeding sentence are granted, such replacement Schedule V shall constitute Schedule V hereto for all purposes, and any Receivable so added to Schedule V hereto shall immediately constitute an Excluded Receivable. Notwithstanding the foregoing, no Receivable may be added to Schedule V hereto without the prior written consent of the Company, the Administrator and each Purchaser Agent (which consents may be granted or withheld in their sole discretion).

(c) From time to time, subject to the last sentence of this Section 1.6(c), any Originator (or the Servicer on its behalf) may deliver (which delivery shall be in writing or in the form of an electronic spreadsheet or similar file acceptable to the Company and the Administrator, each in its sole discretion) to the Company, the Administrator and each Purchaser Agent a replacement for Schedule V hereto (which shall be substantially in the form of the prior Schedule V hereto) that removes from Schedule V one or more Receivables previously identified thereon. Subject to the last sentence of this Section 1.6(c), such replacement Schedule V shall constitute Schedule V hereto for all purposes, and any Receivable so removed from Schedule V hereto shall immediately constitute a Sold Receivable. Notwithstanding the foregoing, no Receivables may be removed from Schedule V hereto without the prior written consent of the Company, the Administrator and each Purchaser Agent (which consents may be granted or withheld in their sole discretion) if, immediately after giving effect to any such removal, and the associated deemed sale or contribution of Receivables to the Company, (i) the Outstanding Balance of the Sold Receivables would be more than 10% higher than immediately before giving effect to such deemed sale or contribution or (ii) the aggregate Outstanding Balance of all Receivables so removed from Schedule V (determined, with respect to each Receivable so removed, at the time of removal) exceeds $40,000,000 during any period of 12 consecutive months.

(d) The Originators shall (or shall cause the Servicer to) at all times to maintain a schedule of all Excluded Receivables (the “Schedule of Excluded Receivables”) in sufficient detail to identify the Excluded Receivables and shall in its books segregate the Excluded

Receivables from the Sold Receivables and shall deliver (or cause the Servicer to deliver) the Schedule of Excluded Receivables to the Company, the Administrator, any Purchaser or any Purchaser Agent promptly following such Person’s request therefor.

ARTICLE II

CALCULATION OF PURCHASE PRICE

Section 2.1. Calculation of Purchase Price. The “Purchase Price” to be paid to each Originator for the Receivables that are purchased hereunder from such Originator shall be (i) determined in accordance with the following formula and (ii) subject to the reductions as provided in Sections 3.3(i):

PP	=	OB x [1 - FMVD]

where:

PP	=	Purchase Price for each Receivable as calculated on the relevant Payment Date.

OB	=	The Outstanding Balance of such Receivable on the relevant Payment Date.

FMVD	=	Fair Market Value Discount, as measured on such Payment Date, which is equal to the product (expressed as a percentage) of (A) the Base Rate (calculated as of the last Business Day of the week preceding such Payment Date), plus the most recent Default Ratio plus the Servicing Fee Rate and (B) a fraction, the numerator of which is the most recent Days’ Sales Outstanding and the denominator of which is 365.

ARTICLE III

PAYMENT OF PURCHASE PRICE; CONTRIBUTIONS OF RECEIVABLES

Section 3.1. Initial Purchase Price Payment; Initial Contribution of Receivables by TLMT. On the terms and subject to the conditions set forth in this Agreement, the Company agrees to (a) pay to such Originator the Purchase Price for the purchase to be made from such Originator on the Closing Date for such Originator partially in cash (in an amount to be agreed between the Company and such Originator) and partially by issuing a promissory note in the form of Exhibit A to such Originator in an initial principal amount equal to the remaining Purchase Price (each such promissory note, as it may be amended, supplemented, endorsed or otherwise modified from time to time, together with all promissory notes issued from time to time in substitution therefor or renewal thereof in accordance with the Transaction Documents, each being herein called a “Company Note”), or (b) with respect to Receivables originated by TLMT, accept a contribution of Receivables to its capital (in an amount to be agreed between the Company and TLMT) on the Closing Date for TLMT.

Section 3.2. Subsequent Purchase Price Payments; Subsequent Contributions of Receivables. (a) On each Payment Date subsequent to the Closing Date for each Originator, on the terms and subject to the conditions set forth in this Agreement, the Company shall pay to each Originator the Purchase Price for the Receivables sold by such Originator hereunder on such Payment Date:

(a) FIRST, in cash to the extent the Company has cash available therefor and such payment is not prohibited under the Receivables Purchase Agreement; and

(b) SECOND, to the extent any portion of the Purchase Price remains unpaid, the principal amount outstanding under the applicable Company Note shall be automatically increased by an amount equal to such remaining Purchase Price, so long as the aggregate principal amount of all of the Company Notes does not cause the Company’s Tangible Net Worth to be less than 3% of the aggregate Outstanding Balance of the Receivables then owned by the Company.

The total consideration paid by the Company to each Originator for each sale of Receivables by such Originator hereunder shall represent a reasonable arm’s length price for the Receivables so sold by such Originator and shall constitute reasonably equivalent value for the Receivables so sold by such Originator.

Each Originator shall make all appropriate record keeping entries with respect to the Company Notes payable to it to reflect the foregoing payments and reductions made pursuant to Section 3.3, and such Originator’s books and records shall constitute rebuttable presumptive evidence of the principal amount of, and accrued interest on, the Company Note payable to such Originator at any time.

(b) As contemplated in Sections 1.1 and 1.2, TLMT may (but shall have no obligation to), from time to time subsequent to the Closing Date for TLMT, contribute Receivables to the capital of the Company. All such contributions shall be properly reflected by TLMT and the Company in their respective books and records.

Section 3.3. Settlement as to Specific Receivables and Deemed Collections. If on any day there are unpaid Deemed Collections with respect to Sold Receivables, then such Deemed Collections shall be paid as follows:

(i) as long as no Termination Event or Unmatured Termination exists under the Receivables Purchase Agreement and the Purchase and Sale Termination Date has not occurred, the amount of such Deemed Collection shall be paid, first, by means of a reduction of the

Purchase Price payable by the Company to the applicable Originator on such day; second, if the amount of such Deemed Collections exceeds the Purchase Price payable to the applicable Originator, the remaining amount of Deemed Collections shall be paid by means of a reduction of the principal amount outstanding under the Company Note payable to such Originator (to the extent of any outstanding principal amount under the Company Note payable to such Originator); and, third, any remaining amount of Deemed Collections shall be paid by the applicable Originator to the Company, on the first Settlement Date after the event giving rise the applicable Deemed Collection, by deposit in immediately available funds of such remaining amount into a Lock-Box Account; or

(ii) if a Termination Event or Unmatured Termination Event exists under the Receivables Purchase Agreement or the Purchase and Sale Termination Date has occurred, all Deemed Collections shall be paid by the applicable Originator to the Company on the first Settlement Date after the event giving rise the applicable Deemed Collection by deposit in immediately available funds of the amount of such Deemed Collections into a Lock-Box Account.

Section 3.4. Reconveyance of Receivables. In the event that an Originator has paid to the Company the full Outstanding Balance of any Sold Receivable pursuant to Section 3.3, the Company shall reconvey such Sold Receivable to such Originator, without recourse and without representation or warranty except that such Sold Receivable is free and clear of all liens, security interests, charges, and encumbrances created by the Company. Once so reconveyed by the Company to such Originator, such Originator shall not thereafter sell or contribute such Receivable to the Company.

ARTICLE IV

CONDITIONS OF PURCHASES

Section 4.1. Conditions Precedent to Initial Purchase. The initial purchase from or contribution by any Originator hereunder is subject to the condition precedent that the Company and the Administrator (as the Company’s assignee) shall have received, on or before the Closing Date for such Originator, the following, each (unless otherwise indicated) dated the Closing Date for such Originator, and each in form and substance reasonably satisfactory to the Company and the Administrator (as the Company’s assignee):

(a) A copy of the resolutions of the appropriate governing body of such Originator approving the Transaction Documents to be executed and delivered by it and the transactions contemplated hereby and thereby, certified by the Secretary or Assistant Secretary of such Originator;

(b) A good standing certificate for such Originator issued as of a recent date reasonably acceptable to the Company and the Administrator (as the Company’s assignee) by the Secretary of State of the jurisdiction of such Originator’s organization;

(c) A certificate of the Secretary or Assistant Secretary of such Originator certifying the names and true signatures of the officers authorized on such Person’s behalf to sign the Transaction Documents to be executed and delivered by it (on which certificate the Servicer, the Company and the Administrator (as the Company’s assignee) may conclusively rely until such time as the Servicer, the Company and the Administrator (as the Company’s assignee) shall receive from such Person a revised certificate meeting the requirements of this clause (c));

(d) The certificate or articles of incorporation, certificate of formation or other organizational document of such Originator duly certified by the Secretary of State of the jurisdiction of such Originator’s organization as of a recent date, together with a copy of the by-laws, limited liability company agreement or other applicable operating agreement of such Originator, each certified by the Secretary or an Assistant Secretary of such Originator;

(e) Financing statements (Form UCC-1), in form and substance suitable for filing, each to be sent for filing by the Administrator under the UCC of the jurisdiction in which the debtor named therein is “located” (within the meaning of the UCC) in order to (i) perfect the interests of the Company contemplated by this Agreement and (ii) assign, of record, such interests to the Administrator;

(f) Completed UCC search reports from the jurisdiction in which such Originator is “located” (within the meaning of the UCC), dated within 10 Business Days prior to the Closing Date, listing all financing statements filed with the secretary of state in such jurisdiction, that name such Originator as debtor showing no Adverse Claims on any Pool Assets (other than those with respect to which the Administrator is in receipt of satisfactory evidence of the release thereof);

(g) A favorable opinion of Bracewell & Giuliani LLP, counsel to such Originator, in form, substance and scope reasonably satisfactory to the Company and the Administrator (as the Company’s assignee);

(h) A Company Note in favor of such Originator, duly executed by the Company; and

(i) Evidence (i) of the execution and delivery by each of the parties thereto of each of the other Transaction Documents to be executed and delivered in connection herewith and (ii) that each of the conditions precedent to the execution, delivery and effectiveness of such other Transaction Documents has been satisfied to the Company’s and the Administrator’s (as the Company’s assignee) reasonable satisfaction.

Section 4.2. Certification as to Representations and Warranties. Each Originator, by accepting the Purchase Price related to each purchase of Receivables generated by such Originator, shall be deemed to have certified that the representations and warranties contained in Article V, are true and correct in all material respects or, if such representation or warranty is by its terms subject to a materiality qualification, an Originator Material Adverse Effect qualification or a Material Adverse Effect qualification, such representation or warranty is true and correct in all respects, on and as of such day, with the same effect as though made on and as of such day (except for representations and warranties which apply to an earlier date, in which case such representations and warranties shall be true and correct in all material respects or, if such representation or warranty is by its terms subject to a materiality qualification, an Originator Material Adverse Effect qualification or a Material Adverse Effect qualification, such representation or warranty shall be true and correct in all respects, as of such earlier date).

Section 4.3. Additional Originators. Additional Persons may be added as Originators hereunder, with the prior written consent of the Company, the Administrator and each Purchaser Agent (each acting in its sole discretion); provided that no Person may be added as an Originator hereunder unless the following conditions are satisfied on or before the date of such addition:

(a) such proposed additional Originator shall have executed and delivered to the Company, the Administrator and each Purchaser an agreement substantially in the form attached hereto as Exhibit B (a “Joinder Agreement”);

(b) such proposed additional Originator shall have delivered to the Company and the Administrator (as the Company’s assignee) each of the documents with respect to such Originator described in Section 4.1, in each case in form and substance reasonably satisfactory to the Company and the Administrator (as the Company’s assignee); and

(c) the Purchase and Sale Termination Date shall not have occurred.

At the time any Person is added as an additional Originator pursuant to this Section 4.3, Schedule I to this Agreement shall be deemed to be automatically amended to reflect the addition of such Originator.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE ORIGINATORS

Each Originator hereby makes the representations and warranties set forth in this Article V as of the Closing Date for such Originator and on each day on which such Originator sells or contributes Receivables hereunder. In addition, the Company makes the representations and warranties set forth in Section 5.17.

Section 5.1. Existence and Power. Such Originator is (a) duly organized or formed, validly existing and, as applicable, in good standing under the Laws of its jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Transaction Documents to which it is a party, (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (d) is in compliance with all Laws (excluding Environmental Laws that are the subject of Section 5.09 of the Credit Agreement, federal, state and local income tax Laws that are the subject of Section 5.11 of the Credit Agreement and ERISA that is the subject of Section 5.12 of the Credit Agreement); except in each case referred to in clause (b)(i), (c) or (d), to the extent that failure to do so could not reasonably be expected to have an Originator Material Adverse Effect.

Section 5.2. Authorization; No Contravention. The execution, delivery and performance by such Originator of this Agreement and each other Transaction Document to which it is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Originator’s organization documents; (b) conflict with or result in any breach or contravention of, or the creation of any lien under (other than liens permitted by the Transaction Documents), or require any payment to be made under (i) any Contractual Obligation (other than the Transaction Documents) to which such Originator is a party or affecting such Originator or its properties or any of its Subsidiaries or (ii) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Originator or its property is subject; or (c) violate any material law. Such Originator is in compliance with all Contractual Obligations referred to in clause (b)(i), except to the extent that failure to do so could not reasonably be expected to have an Originator Material Adverse Effect.

Section 5.3. Governmental Authorization, Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, such Originator of this Agreement or any other Transaction Document, (b) the grant by such Originator of the liens granted by it pursuant to this Agreement, (c) the perfection or maintenance of the liens created under this Agreement or (d) the exercise by the Company or the Administrator of its rights under the Transaction Documents, except for (i) filings necessary to perfect and maintain the perfection of the liens granted under the Transaction Documents, (ii) the authorizations, approvals, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect and (iii) those approvals, consents, exemptions, authorizations or other action, notices or filings, the failure of which to obtain or make could not reasonably be expected to have an Originator Material Adverse Effect.

Section 5.4. Binding Effect. This Agreement has been, and each other Transaction Document to which such Originator is a party, when delivered hereunder, will have been, duly executed and delivered by such Originator. This Agreement constitutes, and each other Transaction Document to which such Originator is a party when so delivered will constitute, a legal, valid and binding obligation of such Originator, enforceable against such Originator in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity, regardless of whether enforceability is considered in a proceeding in equity or at law.

Section 5.5. Accuracy of Information. No report, financial statement, certificate or other written information furnished by or on behalf of such Originator to the Company or the Administrator (as the Company’s assignee) in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Transaction Document (in each case, as modified or supplemented by other information so furnished) when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, such Originator represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation; provided, further, that, with respect to pro forma financial information, such Originator represents only that such information was prepared in good faith and reflects, in all material respects, such pro forma financial information is in accordance with assumptions and requirements of GAAP for pro forma presentation and based upon such other assumptions that are believed to be reasonable at the time of preparation and, to the extent material, are disclosed as part of such pro forma financial information.

Section 5.6. Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of such Originator, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, against such Originator or any Subsidiary thereof or against any of their respective properties or revenues, or that is contemplated by such Originator against any other Person that (a) purport to affect or pertain to this Agreement or any other Transaction Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have an Originator Material Adverse Effect.

Section 5.7. No Originator Material Adverse Effect, Unmatured Purchase and Sale Termination Event or Purchase and Sale Termination Event. Since December 31, 2011, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have an Originator Material Adverse Effect with respect to such Originator. No event has occurred and is continuing or would result from a sale or contribution of Receivables or the application of the proceeds therefrom, that constitutes an Unmatured Purchase and Sale Termination Event with respect to such Originator or a Purchase and Sale Termination Event with respect to such Originator.

Section 5.8. Credit and Collection Policy. Such Originator has complied in all material respects with the Credit and Collection Policy with regard to each Receivable originated by such Originator and the related Contract.

Section 5.9. Investment Company Act. Neither such Originator nor any Person Controlling such Originator nor Subsidiary thereof is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

Section 5.10. Solvency. On the Closing Date for such Originator (before and after giving effect to the sale or contribution of Receivables by such Originator on the Closing Date for such Originator), such Originator is Solvent.

Section 5.11. Bulk Sales; Margin Regulations. No transaction contemplated hereby will become subject to avoidance under any bulk sales act or similar law. Such Originator is not engaged, and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Federal Reserve Board), or extending credit for the purpose of purchasing or carrying margin stock.

Section 5.12. Nature of Receivables. Each Receivable sold or contributed hereunder by such Originator and included in the calculation of Net Receivables Pool Balance is, on the date of such sale, contribution or calculation, an Eligible Receivable.

Section 5.13. [Reserved]

Section 5.14. Taxes. Except as could not, either individually or in the aggregate, reasonably be expected to result in an Originator Material Adverse Effect, such Originator and each Restricted Subsidiary thereof have filed all federal, state and other Tax returns and reports required to be filed, and have paid all federal, state and other Taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed Tax assessment against such Originator or any Restricted Subsidiary thereof that would, if made, have an Originator Material Adverse Effect.

Section 5.15. Compliance with Applicable Laws. Such Originator and each Restricted Subsidiary thereof are in compliance in all material respects with the requirements of all Laws (except for Environmental Laws that are the subject of Section 5.09 of the Credit Agreement, federal and state income tax Laws that are the subject of Section 5.11 of the Credit Agreement and ERISA that is the subject of Section 5.12 of the Credit Agreement) and all orders, writs, injunctions and decrees applicable to it or to its respective properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a an Originator Material Adverse Effect.

Section 5.16. Acts of God and Labor Controversies. Neither the business nor the properties of such Originator or any Restricted Subsidiary thereof has been affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance), that either individually or in the aggregate could reasonably be expected to have an Originator Material Adverse Effect.

Section 5.17. Ordinary Course of Business. If (but only to the extent that) the conveyance of any property described herein is not characterized by a court or other governmental authority as a sale or absolute contribution, each remittance of Collections by such Originator to the Company hereunder will have been (i) in payment of a debt incurred by such Originator in the ordinary course of business or financial affairs of such Originator and the Company and (ii) made in the ordinary course of business or financial affairs of such Originator and the Company.

Section 5.18. Names and Locations. Such Originator has not used any company names, trade names or assumed names in the last five years other than its name set forth on the signature pages of this Agreement except as set forth on Schedule IV (as such schedule may be supplemented by such Originator by notice to the Administrator from time to time). Such Originator is “located” (as defined in the UCC) in the jurisdiction specified for such Originator on Schedule II (as such schedule may be supplemented by such Originator by notice to the Administrator from time to time). The office where such Originator keeps its records concerning the Receivables generated by it is set forth on Schedule III (as such schedule may be supplemented by such Originator by notice to the Administrator from time to time).

Section 5.19. Ownership; Perfection. Before the consummation of the sales and contributions contemplated by this Agreement, such Originator owns the Receivables and Related Security to be sold or contributed by it hereunder free and clear of any Adverse Claim. This Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in the Sold Receivables in favor of the Company, which security interest is perfected and prior to all other Adverse Claims, and is enforceable as such against creditors of and purchasers from the Company. Appropriate financing statements are on file in the proper filing office in the appropriate jurisdictions under applicable Law in order to perfect the transfers of the Sold Receivables and Related Security from such Originator to the Company hereunder and establish the Company’s first priority interest therein.

Section 5.20. Enforceability of Contracts. To the knowledge of such Originator, each Contract to which it is party related to any Sold Receivable is effective to create, and has created, a legal, valid and binding obligation of the related Obligor, enforceable against the Obligor in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity, regardless of whether enforceability is considered in a proceeding in equity or at law.

ARTICLE VI

COVENANTS OF THE ORIGINATORS

Section 6.1. Covenants. At all times from the date hereof until the Final Termination Date, each Originator will, unless the Administrator and the Company shall otherwise consent in writing:

(a) Preservation of Business. Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.05 or 7.06 of the Credit Agreement; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have an Originator Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have an Originator Material Adverse Effect.

(b) Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (ii) the failure to comply therewith could not reasonably be expected to have an Originator Material Adverse Effect.

(c) Furnishing of Information and Inspection of Receivables. Furnish to the Company, the Administrator and the Purchaser Agents from time to time such information with respect to the Sold Receivables as the Company, the Administrator or any Purchaser Agent may reasonably request. Such Originator will, at such Originator’s expense, at any time during regular business hours, with at least five days’ prior written notice (unless a Purchase and Sale Termination Event with respect to such Originator has occurred or a Termination Event exists) from the Company or the Administrator, (i) permit the Company, the Administrator or any Purchaser Agent, or their respective agents or representatives, (A) to examine and make copies of and abstracts from all books and records relating to the Sold Receivables by it hereunder and (B) to visit the offices and properties of such Originator for the purpose of examining such books and records, and to discuss matters relating to the Sold Receivables, the Related Rights with respect thereto or Originator’s performance hereunder or under the other Transaction Documents to which it is a party with any of the officers, directors, employees or independent public accountants of Targa (provided that representatives of the Targa are present during such discussions) having knowledge of such matters; provided, that so long as a Purchase and Sale Termination Event with respect to such Originator has not occurred and no Termination Event has occurred and is continuing such examinations and visits shall occur no more than once per year and (ii) without limiting the provisions of clause (i) above, during regular business hours, at such Originator’s expense, upon at least five days’ prior written notice (unless a Purchase and Sale Termination Event with respect to such Originator has occurred or a Termination Event exists) from the Company or the Administrator, permit certified public accountants or other auditors acceptable to the Administrator and the Purchaser Agents to conduct a review of such Originator’s books and records with respect to the Pool Receivables; provided, that so long as a Purchase and Sale Termination Event with respect to such Originator has occurred and no Termination Event exists, such Originator shall be required to reimburse the Company, the Administrator and the Purchaser Agents for only one such audit per year; provided, further, that so long as no Purchase and Sale Termination Event with respect to such Originator has occurred and no Termination Event exists, the Administrator and the Purchaser Agents hereby agree to coordinate their visits. For the avoidance of doubt, the Administrator may require examinations and audits in addition to the examinations and audits specified in clause (i) and clause (ii) above, but the expense of any such additional examination or audit shall be borne by the Administrator and the Purchaser Agents and not such Originator.

(d) Payments on Receivables; Accounts; Eligible Supporting Letters of Credit. (i) If requested by the Servicer, assist the Servicer in instructing all Obligors to deliver payments on the Sold Receivables to a Lock-Box Account and, if an Obligor fails to so deliver payments to a Lock-Box Account, use all reasonable efforts to assist the Company and the Servicer in their efforts to cause such Obligor to deliver subsequent payments on the Sold Receivables to a Lock-Box Account. If any such payments or other Collections are received by such Originator, it shall hold such payments in trust for the benefit of the Administrator and promptly (but in any event within two Business Days after receipt) remit such funds into a Lock-Box Account.

(ii) If requested by the Servicer in connection with any drawing by the Servicer (on behalf of the Company) under an Eligible Supporting Letter of Credit with respect to Sold Receivables generated by such Originator, use all reasonable efforts to satisfy (or to assist the Servicer satisfy) as soon as reasonably possible any and all conditions (if any) within its control to drawings under each such Eligible Supporting Letter of Credit.

(e) Change in Business. Not (i) make any material change in the character of its business, which change would impair the collectability of any Sold Receivable or (ii) make any change in any Credit and Collection Policy that could reasonably be expected to materially adversely affect the collectability of the Sold Receivables, the credit quality of any Receivable, the enforceability of any related Contract or its ability to perform its obligations under the related Contract or the Transaction Documents, in the case of either clause (i) or (ii) above, without the prior written consent of the Company and the Administrator.

(f) Ownership Interest, Etc. At its expense, take all action necessary or desirable to establish and maintain in favor of the Company a valid and enforceable perfected ownership or security interest in the Sold Receivables, and in the Related Security and Collections with respect thereto, in each case free and clear of any Adverse Claim created by or through such Originator, including taking such action to perfect, protect or more fully evidence the interest of the Company as the Company or the Administrator (as the Company’s assignee) may reasonably request.

(g) Keeping of Records and Books. Maintain, implement and keep (i) administrative and operating procedures (including an ability to recreate records evidencing Sold Receivables and related Contracts if originals are destroyed), (ii) adequate facilities, personnel and equipment and (iii) all documents, books, records, computer tapes, disks and other information reasonably necessary or advisable for the collection of the Sold Receivables (including records adequate to permit the daily identification of each Sold Receivable and all Collections of, and adjustments to, each Sold Receivable). Such Originator will give the Company and the Administrator (as the Company’s assignee) prior notice of any change in such administrative and operating procedures that causes them to be materially different from the procedures described to the Company and the Administrator (as the Company’s assignee) on or before the Closing Date for such Originator as such Originator’s then existing or planned administrative and operating procedures for collecting Receivables.

(h) Performance and Compliance with Receivables and Contracts and Credit and Collection Policy. Perform its obligations under the Contracts related to the Sold Receivables to the same extent as if such Receivables had not been sold or contributed by it hereunder. At its expense, timely and fully comply in all material respects with the Credit and Collection Policy with regard to each Sold Receivable.

(i) [Reserved]

(j) Location of Records. Keep its records concerning or related to Receivables at the office address(es) referred to in Schedule III or at such other locations as notified to the Company and the Administrator (as the Company’s assignee) upon at least three Business Days’ prior written notice.

(k) Separate Existence. Take all steps specifically required by this Agreement to continue the Company’s identity as a separate legal entity and to make it apparent to third Persons that the Company is an entity with assets and liabilities distinct from those of such Originator and any other Person, and is not a division of such Originator or any other Person. Without limiting the generality of the foregoing and in addition to and consistent with the other covenants set forth herein, such Originator agrees to take such actions as are necessary on its part to ensure that the facts and assumptions set forth in the opinion issued by Bracewell & Giuliani LLP, as counsel for the Company, in connection with the closing of the transactions contemplated in the Transaction Documents (or in any similar opinion rendered in connection with the addition of such Person as an Originator) and relating to true sale and substantive consolidation issues, and in the certificates accompanying such opinion, remain true and correct in all material respects at all times.

(l) Reporting Requirements.

(i) Purchase and Sale Termination Events. Promptly notify the Company and the Administrator (as the Company’s assignee) in writing of any Purchase and Sale Termination Event or Unmatured Purchase and Sale Termination Event with respect to such Originator, setting forth the details of the occurrence referred to therein and stating what action such Originator has taken and proposes to take with respect thereto;

(ii) Originator Material Adverse Effect. Promptly notify the Company and the Administrator (as the Company’s assignee) in writing of any matter that has resulted or could reasonably be expected to result in an Originator Material Adverse Effect with respect to such Originator;

(iii) Change in Credit and Collection Policy. At least ten days prior to the effectiveness of any material change in or material amendment to its Credit and Collection Policy, notify the Company and the Administrator (as the Company’s assignee) in writing of such change or amendment;

(iv) Name Changes; Etc. Not less than three Business Days prior to any change in its (i) name as it appears in the jurisdiction of its formation, incorporation, or organization, (ii) type of entity, (iii) “location” for purposes of the UCC, (iv) organizational identification number, or (v) identity or corporate structure, notify the Company and the Administrator (as the Company’s assignee) in writing of such change. Each such notice pursuant to this clause (iv) shall set forth the applicable change and the proposed effective date thereof and by the date of such change, such Originator shall deliver to the Company and Administrator (as the Company’s assignee) all financing statements, instruments and other documents reasonably requested by the Company or the Administrator (as the Company’s assignee) in connection with such change or relocation in order to maintain the perfection and priority of their interests created hereunder and under the Receivables Purchase Agreement;

(v) Adverse Claims. Promptly notify the Company in writing of (A) any Adverse Claim upon the Sold Receivables or Collections with respect thereto, (B) any Person other than the Company, the Servicer or the Administrator obtaining any rights or directing any action with respect to any Lock-Box Account (or related lock-box or post office box) or (C) any Obligor receiving any change in payment instructions with respect to Sold Receivable(s) or any Eligible Supporting Letter of Credit Provider receiving any change in payment instructions with respect to any Eligible Supporting Letter of Credit, in each case from a Person other than the Company, the Servicer or the Administrator;

(vi) [Reserved]; and

(vii) Other Information. Promptly make available to the Company and the Administrator such additional information regarding the business, financial or corporate affairs of such Originator, or compliance by such Originator with the terms of the Transaction Documents, as the Company or the Administrator (as the Company’s assignee) may from time to time reasonably request.

(m) Sales, Liens, etc. Except as otherwise provided in the Transaction Documents, not sell, assign (by operation of Law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon (including, without limitation, the filing of any financing statement) or with respect to, (i) any Sold Receivable or Related Rights with respect thereto or (ii) in the case of TLMT, its membership interests in the Company or assign any right to receive income in respect thereof.

(n) Extension or Amendment of Receivables. Except as otherwise permitted in Section 4.2(a) of the Receivables Purchase Agreement, not extend, amend or otherwise modify the payment terms of any Sold Receivable (or any other terms of such Sold Receivable which could reasonably be expected to adversely affect the payment of such Sold Receivable) in any material respect, or amend, modify or waive, in any material respect, the payment provisions of any Contract related thereto (or any other terms of such Contract which could reasonably be expected to adversely affect payments with respect to Sold Receivables related thereto), without the prior written consent of the Company and the Administrator (as the Company’s assignee).

ARTICLE VII

ADDITIONAL RIGHTS AND OBLIGATIONS IN RESPECT OF RECEIVABLES

Section 7.1. Rights of the Company. Each Originator hereby authorizes the Company and the Servicer to take any and all steps in such Originator’s name necessary or desirable, in their respective determination, to collect all amounts due under any and all Receivables sold, contributed or otherwise conveyed or purported to be conveyed by it hereunder, including, without limitation, if a Purchase and Sale Termination Event exists, endorsing the name of such Originator on checks and other instruments representing Collections and enforcing such Receivables and the provisions of the related Contracts that concern payment and/or enforcement of rights to payment.

Section 7.2. Responsibilities of the Originators. Anything herein to the contrary notwithstanding:

(a) Collection Procedures. Each Originator agrees to direct its respective Obligors to make payments of Receivables sold, contributed or otherwise conveyed or purported to be conveyed by it hereunder directly to a post office box or lock-box related to the relevant Lock-Box Account at a Lock-Box Bank or directly to a Lock-Box Account. Each Originator further agrees to transfer any Collections of Sold Receivables that it receives directly to a Lock-Box Account within two Business Days of receipt thereof, and agrees that all such Collections shall be deemed to be received in trust for the Company and the Administrator (as the Company’s assignee).

(b) Each Originator shall perform its obligations hereunder, and the exercise by the Company or its designee of its rights hereunder shall not relieve such Originator from such obligations.

(c) The Company shall have no obligation or liability to any Obligor or any other Person with respect to any Receivables, Contracts related thereto or any other related agreements, nor shall the Company be obligated to perform any of the obligations of any Originator thereunder.

(d) Each Originator hereby grants to the Servicer an irrevocable power of attorney, with full power of substitution, coupled with an interest, during the occurrence and continuation of a Purchase and Sale Termination Event or a Termination Event to take in the name of such Originator all steps necessary or advisable to endorse, negotiate or otherwise realize on any writing or other right of any kind held or transmitted by such Originator or transmitted or received by the Company (whether or not from such Originator) in connection with any Receivable or Related Rights sold, contributed or otherwise conveyed or purported to be conveyed by it hereunder. Each Originator hereby acknowledges and consents to the powers of attorney granted by the Company and the Servicer to the Administrator pursuant to Section 4.4(b) of the Receivables Purchase Agreement.

Section 7.3. Further Action Evidencing Purchases. Each Originator agrees that from time to time, at its expense, it will promptly execute and deliver all further instruments and documents, and take all further action that the Company, the Servicer or the Administrator (as the Company’s assignee) may reasonably request in order to perfect, protect or more fully evidence the Sold Receivables and Related Rights purchased by or contributed to the Company hereunder, or to enable the Company or the Administrator (as the Company’s assignee) to exercise or enforce any of its rights hereunder. Without limiting the generality of the foregoing, upon the request of the Company or the Administrator, such Originator will execute (if applicable), authorize and file such financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments or notices, as may be necessary or appropriate to perfect, protect or evidence any of the foregoing.

Each Originator hereby authorizes the Company or its designee or assignee (including, without limitation, the Administrator) to file one or more financing or continuation statements, and amendments thereto and assignments thereof, without the signature of such Originator, relative to all or any of the Receivables and Related Rights sold, contributed or otherwise conveyed or purported to be conveyed by it hereunder, whether now existing or hereafter generated by such Originator. If any Originator fails to perform any of its agreements or obligations under this Agreement, the Company or its designee or assignee (including, without limitation, the Administrator) may (but shall not be required to) itself perform, or cause the performance of, such agreement or obligation, and the expenses of the Company or its designee or assignee (including, without limitation, the Servicer and the Administrator) incurred in connection therewith shall be payable by such Originator.

Section 7.4. Application of Collections. Any payment by an Obligor in respect of any indebtedness owed by it to any Originator shall, except as otherwise specified by such Obligor or required by applicable law and unless otherwise instructed by the Servicer (with the prior written consent of the Administrator)

or the Administrator, be applied as a Collection of any Receivable or Receivables of such Obligor to the extent of any amounts then due and payable thereunder before being applied to any other indebtedness of such Obligor.

ARTICLE VIII

PURCHASE AND SALE TERMINATION EVENTS

Section 8.1. Purchase and Sale Termination Events. As used in this Agreement, with respect to any Originator, “Purchase and Sale Termination Event” means such Originator institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Originator and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to such Originator or to all or any material part of its property is instituted without the consent of such Originator and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding.

Section 8.2. Remedies.

(a) Termination. Upon the occurrence of a Purchase and Sale Termination Event, the Company shall have the option, by notice to the affected Originator (with a copy to the Administrator), to declare the Purchase Facility, as it relates to the affected Originator, terminated.

(b) Remedies Cumulative. Upon any termination of the Purchase Facility as it relates to any Originator pursuant to Section 8.2(a), the Company shall have, in addition to all other rights and remedies under this Agreement, all other rights and remedies provided under the UCC of each applicable jurisdiction and other applicable laws, which rights shall be cumulative.

ARTICLE IX

INDEMNIFICATION

Section 9.1. Indemnities by the Originators. Without limiting any other rights which the Company may have hereunder or under applicable law, each Originator, severally and for itself alone, hereby agrees to indemnify and hold harmless the Company and each of its assigns, officers, directors, employees and agents (each of the foregoing Persons being individually called a “Purchase and Sale Indemnified Party”), forthwith on demand, from and against any and all damages, losses, claims, judgments, liabilities, penalties, costs and expenses (including Attorney Costs) (all of the foregoing being collectively called “Purchase and Sale Relevant Amounts”) awarded against or incurred by any of them arising out of or as a result of the failure of such Originator to perform its obligations under this Agreement, or arising out of the claims asserted against a Purchase and Sale Indemnified Party relating to the acquisition of the Sold Receivables by the Company, excluding, Purchase and Sale Relevant Amounts to the extent, (a) such Purchase and Sale Relevant Amounts are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Purchase and Sale Indemnified Party, (b) such Purchase and Sale Relevant Amounts result from a claim brought by an Originator or another party to a Transaction Document against an Purchase and Sale Indemnified Party for breach in bad faith of such Purchase and Sale Indemnified Party’s obligations hereunder or under any other Transaction Document, if such Originator or other Person has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction, (c) due to the credit risk of an Obligor and for which reimbursement would constitute recourse to any Originator for uncollectible Receivables or (d) such Purchase and Sale Relevant Amounts are in respect of Taxes; provided, that nothing contained in this sentence shall limit the liability of such Originator or limit the recourse of any Purchase and Sale Indemnified Party to such Originator for any amounts otherwise specifically provided to be paid by such Originator hereunder. Without limiting the foregoing indemnification, but subject to the limitations set forth in clauses (a), (b), (c) and (d) of the previous sentence, each Originator, severally for itself alone, shall indemnify each Purchase and Sale Indemnified Party for Purchase and Sale Relevant Amounts relating to or resulting from:

(a) the failure of any representation or warranty made or deemed made by such Originator (or any employee, officer or agent of such Originator) in this Agreement or any other Transaction Document to have been true and correct as of the date made or deemed made;

(c) the failure by such Originator to comply with any applicable Law, rule or regulation with respect to any Receivable generated by such Originator sold, contributed or otherwise transferred or purported to be transferred hereunder or the related Contract, or the nonconformity of any Receivable generated by such Originator sold, contributed or otherwise transferred or purported to be transferred hereunder or the related Contract with any such applicable law, rule or regulation;

(d) (i) the failure by such Originator to vest and maintain vested in the Company a first priority perfected ownership or security interest in the Sold Receivables generated by such Originator free and clear of any Adverse Claim or (ii) the unenforceability of such ownership or security interest;

(e) any commingling of funds;

(f) any dispute, claim, offset or defense (other than discharge in bankruptcy of an Obligor) of an Obligor to the payment of any Sold Receivable generated by such Originator (including, without limitation, a defense based on such Receivable’s or the related Contract’s not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale or lease of goods or the rendering of services related to any such Sold Receivable or the furnishing of or failure to furnish such goods or services with respect to such Sold Receivable;

(g) any failure of such Originator to perform its duties and obligations in accordance with the provisions of this Agreement, any Contract or any other Transaction Document to which it is a party;

(h) any Dilution;

(i) any suit or claim related to the Receivables or any Transaction Document (including, without limitation, any products liability, environmental liability claim or personal injury or property damage suit arising out of or in connection with the petrochemicals or other property, products or services that are the subject of any Sold Receivable to the extent not covered pursuant to other applicable provisions of this Agreement);

(j) the failure or delay by such Originator to provide any Obligor with an invoice or other evidence of indebtedness; or

(k) the failure of such Originator to pay when due any sales, excise, motor fuel, business and occupation, property or other similar Taxes payable in connection with the Receivables generated by such Originator.

If for any reason the indemnification provided above in this Section 9.1 is unavailable to a Purchase and Sale Indemnified Party or is insufficient to hold such Purchase and Sale Indemnified Party harmless as contemplated here, then each Originator, severally and for itself alone, shall contribute to the amount paid or payable by such Purchase and Sale Indemnified Party to the maximum extent permitted under applicable law.

ARTICLE X

MISCELLANEOUS

Section 10.1. Amendments, etc.

(a) The provisions of this Agreement may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and executed by the Company, the Originators and the Administrator (as the Company’s assignee).

(b) No failure or delay on the part of the Company, the Servicer, any Originator or any assignee of any of the foregoing in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on the Company, the Servicer or any Originator in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by the Company or the Servicer under this Agreement shall, except as may otherwise be stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval under this Agreement shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.

(c) This Agreement and the other Transaction Documents constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof. THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES HERETO AND THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

Section 10.2. Notices, etc. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including facsimile and email communication) and shall be delivered or sent by facsimile, email, or by overnight mail, to the intended party at the mailing or email address or facsimile number of such party set forth under its name on the signature pages hereof or at such other address or facsimile number as shall be designated by such party in a written notice to the other parties hereto or in the case of the Administrator at its address for notices pursuant to the Receivables Purchase Agreement. All such notices and communications shall be effective (i) if delivered by overnight mail, when received, and (ii) if transmitted by facsimile or email, when sent, receipt confirmed by telephone or electronic means.

Section 10.3. No Waiver; Cumulative Remedies. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 10.4. Binding Effect; Assignability. This Agreement shall be binding upon and inure to the benefit of the Company and each Originator and their respective successors and permitted assigns. No Originator may assign any of its rights hereunder or any interest herein without the prior written consent of the Company and, unless the Final Termination Date has occurred, the Administrator except as otherwise herein specifically provided. Notwithstanding the foregoing, each Originator may pledge its respective Company Note. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until such time as the parties hereto shall agree. The rights and remedies with respect to any breach of any representation and warranty made by any Originator pursuant to Article V and the indemnification and payment provisions of Article IX, Sections 10.6, 10.12 and 10.13 and this Section 10.4 shall be continuing and shall survive any termination of this Agreement.

Section 10.5. Governing Law. THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF TEXAS.

Section 10.6. Costs, Expenses and Taxes. In addition to the obligations of the Originators under Article IX, each Originator, severally and for itself alone, agrees to pay on demand:

(a) to the Company all reasonable costs and expenses incurred by such Person in connection with the enforcement of this Agreement; and

(b) all stamp and other Taxes and fees payable in connection with the execution, delivery, filing and recording of this Agreement, and agrees to indemnify each Purchase and Sale Indemnified Party against any liabilities with respect to or resulting from any delay in paying or omitting to pay such Taxes and fees.

Section 10.7. SUBMISSION TO JURISDICTION. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK; AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HERETO CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY LAW, ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, THAT IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. EACH OF THE PARTIES HERETO WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH SERVICE MAY BE MADE BY ANY OTHER MEANS PERMITTED BY NEW YORK LAW.

Section 10.8. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO WAIVES ITS RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR PARTIES, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. EACH OF THE PARTIES HERETO AGREES THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, EACH OF THE PARTIES HERETO FURTHER AGREES THAT ITS RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING THAT SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY PROVISION HEREOF.

Section 10.9. Captions and Cross References; Incorporation by Reference. The various captions (including, without limitation, the table of contents) in this Agreement are included for convenience only and shall not affect the meaning or interpretation of any provision of this Agreement. References in this Agreement to any underscored Article, Section, Schedule or Exhibit are to such Article, Section, Schedule or Exhibit of this Agreement, as the case may be. The Schedules and Exhibits hereto are hereby incorporated by reference into and made a part of this Agreement.

Section 10.10. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement.

Section 10.11. Acknowledgment and Agreement. By execution below, each Originator expressly acknowledges and agrees that (i) the Company shall, pursuant to the Receivables Purchase Agreement, sell and assign undivided interests in the Sold Receivables to the Administrator (for the benefit of the Purchaser Agents and the Purchasers) and (ii) all of the Company’s right, title, and interest in, to, and under this Agreement (but not its obligations), shall be assigned by the Company to the Administrator (for the benefit of the Purchaser Agents and the Purchasers) pursuant to the Receivables Purchase Agreement, and each Originator consents to the foregoing. Each Originator further expressly acknowledges and agrees that, following the occurrence of a Termination Event, the Administrator (on behalf of the Purchaser Agents and the Purchasers) shall have the right to enforce directly all rights hereunder of the Company and all obligations hereunder of each Originator (but without the assumption of any obligations or liabilities hereunder).

Section 10.12. No Proceeding. Each Originator hereby agrees that it will not institute, or join any other Person in instituting, against the Company any Insolvency Proceeding so long as any obligations of the Company pursuant to the Receivables Purchase Agreement or any other Transaction Document remains outstanding and for at least one year and one day following the day on which such obligations are paid in full. Each Originator further agrees that notwithstanding any provisions contained in this Agreement to the contrary, the Company shall not, and shall not be obligated to, pay any amount in respect of any Company Note or otherwise to such Originator pursuant to this Agreement unless the Company has received funds which may, subject to Section 1.4 of the Receivables Purchase Agreement, be used to make such payment. Any amount which the Company does not pay pursuant to the operation of the preceding sentence shall not constitute a claim (as defined in §101 of the Bankruptcy Code) against or corporate obligation of the Company for any such insufficiency unless and until the provisions of the foregoing sentence are satisfied. The agreements in this Section 10.12 shall survive any termination of this Agreement.

Section 10.13. Limited Recourse. Except as explicitly set forth herein, the obligations of the Company under this Agreement or any other Transaction Document to which it is a party are solely the obligations of the Company. No recourse under any Transaction Document shall be had against, and no liability shall attach to, any officer, employee, director, or beneficiary, whether directly or indirectly, of the Company. The agreements in this Section 10.13 shall survive any termination of this Agreement.

Section 10.14 Treatment as Sales; Tax Treatment. Except for U.S. federal income Tax purposes, the parties hereto will not account for or treat (whether in financial statements or otherwise) the transactions contemplated by this Agreement in any manner other than as the sale and/or absolute contribution of Receivables, except that such transactions will be treated under GAAP as a liability in Targa’s consolidated balance sheet. The parties agree that the transactions contemplated under this Agreement will result in the issuance of indebtedness for U.S. federal income Tax purposes.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

TARGA LIQUIDS MARKETING AND TRADE LLC, as an Originator

By:	/s/ Matthew J. Meloy
Name: Matthew J. Meloy
Title: Senior Vice President, Chief Financial Officer and Treasurer

Address:	Targa Liquids Marketing and Trade LLC
1000 Louisiana, Suite 4300
Houston Texas 77002
Attention:	Senior Vice President, Chief Financial Officer and Treasurer
Telephone:	713.584.1092
Facsimile:	713.584.1523
Email:	mmeloy@targaresources.com

[SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT]

TARGA RECEIVABLES LLC, as the Company

By:	/s/ Matthew J. Meloy
Name: Matthew J. Meloy
Title: Senior Vice President, Chief Financial Officer and Treasurer

Address:	1000 Louisiana, Suite 4300
Houston, Texas 77002
Attention: Senior Vice President, Chief Financial Officer and Treasurer
Telephone: (713) 584-1092
Facsimile: (713) 584-1523
Email: mmeloy@targaresources.com

[SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT]

Schedule I

LIST OF ORIGINATORS

TARGA LIQUIDS MARKETING AND TRADE LLC

Schedule I-1

Schedule II

STATE OF ORGANIZATION OF ORIGINATORS

ORIGINATOR	STATE OF ORGANIZATION
TARGA LIQUIDS MARKETING AND TRADE LLC	Delaware

Schedule II-1

Schedule III

LOCATION OF BOOKS AND RECORDS OF ORIGINATORS

ORIGINATOR	LOCATION OF BOOKS AND RECORDS
TARGA LIQUIDS MARKETING AND TRADE LLC	1000 Louisiana, Suite 4300 Houston, TX 77002

Schedule III-1

Schedule IV

PRIOR NAMES

LEGAL NAME	PRIOR NAMES (DATE OF NAME CHANGE)
TARGA LIQUIDS MARKETING AND TRADE LLC	TARGA LIQUIDS MARKETING AND TRADE (July 28, 2011)

Schedule IV-1

Schedule V

EXCLUDED RECEIVABLES

NONE

Schedule V-1

Exhibit A

FORM OF COMPANY NOTE

New York, New York

[            ]

FOR VALUE RECEIVED, the undersigned, TARGA RECEIVABLES LLC, a Delaware limited liability company (the “Company”), promises to pay to [            ], a [            ] (the “Originator”), on the terms and subject to the conditions set forth herein and in the Purchase and Sale Agreement referred to below, the aggregate unpaid Purchase Price of all Receivables purchased by the Company from the Originator pursuant to such Purchase and Sale Agreement, as such unpaid Purchase Price is shown in the records of the Servicer.

1. Purchase and Sale Agreement. This Company Note is a Company Note described in, and is subject to the terms and conditions set forth in, that certain Purchase and Sale Agreement dated as of January 10, 2013 (as the same may be amended, supplemented, restated or otherwise modified in accordance with its terms, the “Purchase and Sale Agreement”), between the Company and the Originators named therein. Reference is hereby made to the Purchase and Sale Agreement for a statement of certain other rights and obligations of the Company and the Originator.

2. Definitions. Capitalized terms used (but not defined) herein have the meanings assigned thereto in (or by reference in) the Purchase and Sale Agreement. In addition, as used herein, the following terms have the following meanings:

“Bankruptcy Proceedings” means a Termination Event described in clause (f) of Exhibit V to the Receivables Purchase Agreement with respect to the Company.

“Eurodollar Rate” means, with respect to the period commencing on the date hereof and ending three months thereafter and each successive three month period thereafter (each, an “Interest Period”), a rate per annum reasonably determined by the Originator by referring to (a) the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Originator from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 A.M., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period or (b) the rate provided by another recognized service reporting a corresponding rate.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal

Exhibit A-1

Reserve Bank of New York on the Business Day next succeeding such day; provided that if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day.

“Final Maturity Date” means the date immediately following the date that falls one year and one day after the Facility Termination Date.

“Interest Period” has the meaning set forth in the definition of “Eurodollar Rate”.

“Senior Interests” means, collectively, (i) all accrued Discount on the Purchased Interest, (ii) the fees referred to in Section 1.5 of the Receivables Purchase Agreement, (iii) all amounts payable pursuant to Sections 1.7, 1.8, 1.9, 3.1, 3.2 or 6.4 of the Receivables Purchase Agreement, (iv) the Aggregate Capital and (v) all other obligations of the Company and the Servicer that are due and payable, to (a) the Purchasers, the Purchaser Agents, the Administrator and their respective successors, permitted transferees and assigns arising in connection with the Transaction Documents and/or (b) any Indemnified Party or Affected Person arising in connection with the Receivables Purchase Agreement, in each case, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, together with any and all interest and Discount accruing on any such amount after the commencement of any Bankruptcy Proceedings, notwithstanding any provision or rule of law that might restrict the rights of any Senior Interest Holder, as against the Company or anyone else, to collect such interest.

“Senior Interest Holders” means, collectively, the Purchasers, the Purchaser Agents, the Administrator and the Indemnified Parties and Affected Persons.

“Subordination Provisions” means, collectively, clauses (a) through (l) of paragraph 9 hereof.

3. Interest. Subject to the Subordination Provisions, the Company promises to pay interest on this Company Note as follows:

(a) Prior to the Final Maturity Date, the principal amount of this Company Note from time to time outstanding during any Interest Period shall bear interest at a rate per annum equal to the Eurodollar Rate for such Interest Period, as determined by the Servicer; and

(b) From (and including) the Final Maturity Date to (but excluding) the date on which the entire principal amount of this Company Note is fully paid, the principal amount of this Company Note from time to time outstanding shall bear interest at a rate per annum equal to the Federal Funds Rate plus 2.50%.

4. Interest Payment Dates. Subject to the Subordination Provisions, the Company shall pay accrued interest on this Company Note on each Settlement Date, and shall pay accrued interest on the amount of each principal payment made in cash on a date other than a Settlement Date at the time of such principal payment.

Exhibit A-2

5. Basis of Computation. Interest accrued hereunder that is computed by reference to the Eurodollar Rate shall be computed for the actual number of days elapsed on the basis of a 360-day year, and interest accrued hereunder that is computed by reference to the rate described in paragraph 3(b) of this Company Note shall be computed for the actual number of days elapsed on the basis of a 365- or 366-day year, as applicable.

6. Principal Payment Dates. Subject to the Subordination Provisions, payments of the principal amount of this Company Note shall be made as follows:

(a) The principal amount of this Company Note shall be reduced by an amount equal to each payment deemed made pursuant to Section 3.3 of the Purchase and Sale Agreement; and

(b) The entire principal amount of this Company Note shall be paid on the Final Maturity Date.

Subject to the Subordination Provisions, the principal amount of and accrued interest on this Company Note may be prepaid by, and in the sole discretion of the Company, on any Business Day without premium or penalty.

7. Payment Mechanics. All payments of principal and interest hereunder are to be made in lawful currency of the United States of America in the manner specified in Article III of the Purchase and Sale Agreement.

8. Enforcement Expenses. In addition to and not in limitation of the foregoing, but subject to the Subordination Provisions and to any limitation imposed by applicable law, the Company agrees to pay all expenses, including reasonable attorneys’ fees and legal expenses, incurred by the Originator in seeking to collect any amounts payable hereunder which are not paid when due.

9. Subordination Provisions. The Company covenants and agrees, and the Originator and any other holder of this Company Note (collectively, the Originator and any such other holder are called the “Holder”), by its acceptance of this Company Note, likewise covenants and agrees that:

(a) No payment or other distribution of the Company’s assets of any kind or character, whether in cash, securities, or other rights or property, shall be made on account of this Company Note except to the extent such payment or other distribution is permitted under Section 1(n) of Exhibit IV to the Receivables Purchase Agreement;

(b) In the event of the occurrence of Bankruptcy Proceedings, the Senior Interests shall first be paid and performed in full and in cash before the Holder shall be entitled to receive and to retain any payment or distribution in respect of this Company Note;

Exhibit A-3

(c) In the event that the Holder receives any payment or other distribution of any kind or character from the Company or from any other source whatsoever, in respect of this Company Note, other than as expressly permitted by the terms of this Company Note, such payment or other distribution shall be received in trust for the Senior Interest Holders and shall promptly be turned over by the Holder to the Administrator (for the benefit of the Senior Interest Holders);

(d) Notwithstanding any payments or distributions received by the Senior Interest Holders in respect of this Company Note, prior to the occurrence of the Final Termination Date, the Holder shall not be subrogated to the then existing rights of the Senior Interest Holders in respect of the Senior Interests until the Senior Interests have been paid and performed in full and in cash. Upon the occurrence of the Final Termination Date, the Holder will be subrogated to the then existing rights of the Senior Interest Holders, if any;

(e) These Subordination Provisions are intended solely for the purpose of defining the relative rights of the Holder, on the one hand, and the Senior Interest Holders, on the other hand. Nothing contained in these Subordination Provisions or elsewhere in this Company Note is intended to or shall impair, as between the Company, its creditors (other than the Senior Interest Holders) and the Holder, the Company’s obligation, which is unconditional and absolute, to pay the Holder the principal of and interest on this Company Note as and when the same shall become due and payable in accordance with the terms hereof or to affect the relative rights of the Holder and creditors of the Company (other than the Senior Interest Holders);

(f) The Holder shall not, until the Senior Interests have been paid and performed in full and in cash, cancel, waive, forgive, or commence legal proceedings to enforce or collect this Company Note;

(g) [Reserved];

(h) If, at any time, any payment (in whole or in part) of any Senior Interest is rescinded or must be restored or returned by a Senior Interest Holder (whether in connection with Bankruptcy Proceedings or otherwise), these Subordination Provisions shall continue to be effective or shall be reinstated, as the case may be, as though such payment had not been made;

(i) Each of the Senior Interest Holders may, from time to time, at its sole discretion, without notice to the Holder, and without waiving any of its rights under these Subordination Provisions or otherwise affecting these Subordination Provisions, take any or all of the following actions: (i) retain or obtain an interest in any property to secure any of the Senior Interests; (ii) retain or obtain the primary or secondary obligations of any other obligor or obligors with respect to any of the Senior Interests; (iii) extend or renew

Exhibit A-4

for one or more periods (whether or not longer than the original period), alter or exchange any of the Senior Interests, or release or compromise any obligation of any nature with respect to any of the Senior Interests; (iv) amend, supplement, restate, or otherwise modify any Transaction Document (on the terms set forth in such Transaction Document); and (v) release its security interest in, or surrender, release or permit any substitution or exchange for all or any part of any rights or property securing any of the Senior Interests, or extend or renew for one or more periods (whether or not longer than the original period), or release, compromise, alter or exchange any obligations of any nature of any obligor with respect to any such rights or property;

(j) The Holder hereby waives: (i) notice of acceptance of these Subordination Provisions by any of the Senior Interest Holders; (ii) notice of the existence, creation, non-payment or non-performance of all or any of the Senior Interests; and (iii) all diligence in enforcement, collection or protection of, or realization upon, the Senior Interests, or any thereof, or any security therefor;

(k) Each of the Senior Interest Holders may, from time to time, on the terms and subject to the conditions set forth in the Transaction Documents to which such Persons are party, but without notice to the Holder, assign or transfer any or all of the Senior Interests, or any interest therein; and, notwithstanding any such assignment or transfer or any subsequent assignment or transfer thereof, such Senior Interests shall be and remain Senior Interests for the purposes of these Subordination Provisions, and every immediate and successive assignee or transferee of any of the Senior Interests or of any interest of such assignee or transferee in the Senior Interests shall be entitled to the benefits of these Subordination Provisions to the same extent as if such assignee or transferee were the assignor or transferor; and

(l) These Subordination Provisions constitute a continuing offer from the Holder to all Persons who become the holders of, or who continue to hold, Senior Interests; and these Subordination Provisions are made for the benefit of the Senior Interest Holders, and the Administrator may proceed to enforce such provisions on behalf of each of such Persons.

10. No Waiver; No Petition. (a) No failure or delay on the part of the Originator in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No amendment, modification or waiver of, or consent with respect to, any provision of this Company Note shall in any event be effective unless (i) the same shall be in writing and signed and delivered by the Company and the Holder and (ii) the Majority Purchaser Agents shall have consented thereto in writing.

(b) The Holder hereby agrees that it will not (i) institute against, join any other Person in instituting against or take any action, direct or indirect, in furtherance or contemplation of instituting against, the Company any bankruptcy, insolvency, winding up, dissolution, receivership, conservatorship or other similar proceeding or action or (ii) exercise any right of set-off or recoupment, or assert any counterclaim, against the Company in each case so long as there shall not have elapsed one year and one day since the Final Termination Date has occurred.

Exhibit A-5

11. Maximum Interest. Notwithstanding anything in this Company Note to the contrary, the Company shall never be required to pay unearned interest on any amount outstanding hereunder and shall never be required to pay interest on the principal amount outstanding hereunder at a rate in excess of the maximum nonusurious interest rate that may be contracted for, charged or received under applicable federal or state law (such maximum rate being herein called the “Highest Lawful Rate”). If the effective rate of interest which would otherwise by payable under this Company Note would exceed the Highest Lawful Rate, or if the holder of this Company Note shall receive any unearned interest or shall receive monies that are deemed to constitute interest which would increase the effective rate of interest payable by the Company under this Company Note to a rate in excess of the Highest Lawful Rate, then (i) the amount of interest which would otherwise be payable by the Company under this Company Note shall be reduced to the amount allowed by applicable law, and (ii) any unearned interest paid by the Company or any interest paid by the Company in excess of the Highest Lawful Rate shall be refunded to the Company. Without limitation of the foregoing, all calculations of the rate of interest contracted for, charged or received by the Originator under this Company Note that are made for the purpose of determining whether such rate exceeds the Highest Lawful Rate applicable to the Originator (such Highest Lawful Rate being herein called the “Originator’s Maximum Permissible Rate”) shall be made, to the extent permitted by usury laws applicable to the Originator (now or hereafter enacted), by amortizing, prorating and spreading in equal parts during the actual period during which any amount has been outstanding hereunder all interest at any time contracted for, charged or received by the Originator in connection herewith. If at any time and from time to time (i) the amount of interest payable to the Originator on any date shall be computed at the Originator’s Maximum Permissible Rate pursuant to the provisions of the foregoing sentence and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to the Originator would be less than the amount of interest payable to the Originator computed at the Originator’s Maximum Permissible Rate, then the amount of interest payable to the Originator in respect of such subsequent interest computation period shall continue to be computed at the Originator’s Maximum Permissible Rate until the total amount of interest payable to the Originator shall equal the total amount of interest which would have been payable to the Originator if the total amount of interest had been computed without giving effect to the provisions of the foregoing sentence.

12. Governing Law. THIS COMPANY NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

13. Captions. Paragraph captions used in this Company Note are for convenience only and shall not affect the meaning or interpretation of any provision of this Company Note.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Exhibit A-6

IN WITNESS WHEREOF, the Company has caused this Company Note to be executed as of the date first written above.

TARGA RECEIVABLES LLC

By:
Name:
Title:

Exhibit A-7

Exhibit B

FORM OF JOINDER AGREEMENT

THIS JOINDER AGREEMENT, dated as of             , 20    (this “Agreement”) is executed by            , a             organized under the laws of             (the “Additional Originator”).

BACKGROUND:

A. Targa Receivables LLC, a Delaware limited liability company (the “Company”) and the various entities from time to time party thereto, as Originators (collectively, the “Originators”), have entered into that certain Purchase and Sale Agreement, dated as of January 10, 2013 (as amended, restated, supplemented or otherwise modified through the date hereof, and as it may be further amended, restated, supplemented or otherwise modified from time to time, the “Purchase and Sale Agreement”).

B. The Additional Originator desires to become an Originator pursuant to Section 4.3 of the Purchase and Sale Agreement.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Additional Originator hereby agrees as follows:

Section 1. Definitions. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings assigned thereto in (or by reference in) the Purchase and Sale Agreement.

Section 2. Transaction Documents. The Additional Originator hereby agrees that it shall be bound by all of the terms, conditions and provisions of, and shall be deemed to be a party to (as if it were an original signatory to), the Purchase and Sale Agreement. From and after the later of the date hereof and the date that the Additional Originator has complied with all of the requirements of Section 4.3 of the Purchase and Sale Agreement, the Additional Originator shall be an Originator for all purposes of the Purchase and Sale Agreement and all other Transaction Documents. The Additional Originator hereby acknowledges that it has received copies of the Purchase and Sale Agreement and the other Transaction Documents.

Section 3. Representations and Warranties. The Additional Originator hereby makes all of the representations and warranties set forth in Article V of the Purchase and Sale Agreement applicable to it as of the date hereof, as if such representations and warranties were fully set forth herein. The Additional Originator hereby represents and warrants that its location (as defined in the UCC) is [            ], and the offices where the Additional Originator keeps all of its records and Related Security are as follows:

Exhibit B-1

Section 4. Miscellaneous. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York. This Agreement is executed by the Additional Originator for the benefit of the Company and its assigns, and each of the foregoing parties may rely hereon. This Agreement shall be binding upon, and shall inure to the benefit of, the Additional Originator and its successors and permitted assigns.

[SIGNATURE PAGES FOLLOW]

Exhibit B-2

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed by its duly authorized officer as of the date and year first above written.

[NAME OF ADDITIONAL ORIGINATOR]

By:
Name:
Title:

Consented to:

TARGA RECEIVABLES LLC

By:
Name:
Title:

PNC BANK, NATIONAL ASSOCIATION, as Administrator

By:
Name
Title:

TARGA RESOURCES PARTNERS LP, as Servicer

By:	Targa Resources GP LLC, its general partner

By:
Name:
Title:

[PURCHASER AGENTS]

By:
Name:
Title:

Exhibit B-3